CAPRIUS, INC.
                                One Parker Plaza
                             Fort Lee, NJ 07024-3308
                      Phone: 201.592.8838/Fax: 201.592.0393

                                      DRAFT

FOR IMMEDIATE RELEASE

Company Contact:
Beverly Tkaczenko 201.592.8838

          CAPRIUS, INC. ANNOUNCES ACQUISITION OF OPUS DIAGNOSTICS, INC.

Fort Lee, NJ, June XX, 1999 - Caprius, Inc. (OTCBB: CAPR) announced today it had acquirted Opus Diagnostic, Inc., a private company engaged in the business of medical diagnostics. Simultaneous with the closing of the acquisition, Opus acquired assets from Oxis Health Products, Inc. relating to their reagent patents and distribution network for theraputic drug monitoring. George Aaron and Jonathan Joels, the shareholders of Opus, received approximately 6,000,000 Caprius shares of Caprius common stock on a pro forma basis.

As part of the transaction, the Caprius Board has been reconstituted to be comprised of six members including two new Directors. The Board has appointed Mr. Aaron as President & CEO. Mr. Joels shall serve as a Director and as CFO of the Company. Mr. Aaron has extensive experience in financing and managing medical diagnostic companies including serving as President and CEO of Technogenetics, a public company, which was successfully merged with Recordati of Italy. Mr. Aaron had served on the Board of Advanced NMR Systems, Inc., the predecessor to Caprius. Jack Nelson, past Chairman and CEO, and Enrique Levy, past President and COO, have entered into one year consulting agreements that terminate all prior contractual agreements with Caprius. Both Mr. Nelson and Mr. Levy shall continue to serve on the Board of Directors of Caprius.

"I am delighted to have concluded this transaction with Caprius. I am convinced that we can introduce a new direction for the Company. The therapeutic drug monitoring industry is poised for dramatic growth in which we expect Caprius to participate. With access to the assets of Caprius and our experience in this niche market in medical diagnostics, we believe that the shareholders of Caprius will benefit," stated George Aaron, President and CEO of Caprius.

Jack Nelson, past Chairman and CEO of Caprius, added, "I am excited about the Company's prospects. With the experienced guidance of George Aaron and his team, I am confident that we have taken the right steps to enhance shareholder value. I applaud the wisdom of our Board in approving this transaction and I thank our shareholders for their patience during this difficult time. I look forward to working with management to bring value to our shareholders."

SAFE HARBOR STATEMENT:
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The statements made in this press release that are not historical fact are
"forward-looking statements" which are based upon surrent expectations that include a number of risks and uncertainties. Additional factors that could potentially affect the Company's financial results may be found on the Company's filings with the Securities and Exchange Commission.